Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information for SMART Global Holdings, Inc., a Cayman Islands exempted company (“SGH”), and Stratus Technologies (as defined below), after giving effect to SGH’s acquisition, on August 29, 2022, of all of the outstanding shares of Storm Private Holdings I Ltd., a Cayman Islands exempted company (together with its subsidiaries, “Stratus Technologies”), pursuant to a Share Purchase Agreement, dated as of June 28, 2022. The pro forma information is presented to illustrate the estimated effects of the acquisition, which are referred to as transaction accounting adjustments.
The unaudited pro forma condensed combined balance sheet as of August 26, 2022 combines the consolidated balance sheet of SGH as of August 26, 2022 and the unaudited consolidated balance sheet of Stratus Technologies as of May 29, 2022, after giving effect to the acquisition as if it had occurred on August 26, 2022. The unaudited pro forma condensed combined statement of operations for the year ended August 26, 2022 combines the consolidated statement of operations of SGH for the year ended August 26, 2022 and the unaudited consolidated statement of operations of Stratus Technologies for the four fiscal quarters ended May 29, 2022, after giving effect to the acquisition as if it had occurred on August 28, 2021. Storm Private Holdings I Ltd. is the ultimate parent company of Stratus Technologies Bermuda Ltd., and the consolidated financial statements of Stratus Technologies Bermuda Ltd. represent the entirety of the business, results of operations and financial condition of Storm Private Holdings I Ltd. Accordingly, the historical financial statements and pro forma financial information included herein are those of Stratus Technologies Bermuda Ltd.
The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of SGH and Stratus Technologies Bermuda Ltd.:
•The audited consolidated financial statements and accompanying notes of SGH as of August 26, 2022 and for the year ended August 26, 2022 as contained in its Annual Report on Form 10-K filed on October 14, 2022;
•The audited consolidated financial statements and accompanying notes of Stratus Technologies Bermuda Ltd. as of February 27, 2022 and for the year ended February 27, 2022 (Exhibit 99.2); and
•The unaudited consolidated interim financial statements of Stratus Technologies Bermuda Ltd. as of May 29, 2022 and February 27, 2022 and for the three months ended May 29, 2022 and May 30, 2021 (Exhibit 99.3).
The pro forma financial information has been prepared by SGH in accordance with Securities and Exchange Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what SGH’s consolidated statement of operations or consolidated balance sheet would have been had the acquisition been completed as of the dates indicated or will be for any future periods.
The acquisition has been accounted for using the acquisition method of accounting, whereby SGH is the accounting acquirer. The pro forma adjustments are preliminary, based upon available information as of the date of this filing, and prepared solely for the purpose of this pro forma financial information. These adjustments are based on preliminary estimates and may differ materially from the adjustments that may be determined based on the final acquisition accounting. Certain valuations and assessments, including, among others, valuations of the contingent consideration, inventories, intangible assets, and assessments of various agreements, tax positions and tax rates, are in process. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent SGH’s current best estimate of fair values and are subject to revision.
The pro forma financial information does not purport to project the future financial position or operating results of SGH and does not include adjustments to reflect any potential revenue, synergies or dis-synergies, cost savings that may be achievable in connection with the acquisition, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

SMART Global Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of August 26, 2022
(In thousands)

	Historical SGH	Adjusted Historical Stratus Technologies (Note 5)	Transaction Accounting Adjustments	Note 6	Combined
Assets
Cash and cash equivalents	$363,065	$19,018	$(239,446)	(a)	$139,837
			(2,800)	(b)
Accounts receivable, net	410,323	38,374	—		448,697
Inventories	323,084	9,975	2,599	(c)	335,658
Other current assets	55,393	4,376	2,800	(b)	62,569
Total current assets	1,151,865	71,743	(236,847)		986,761
Property and equipment, net	153,935	6,667	—		160,602
Operating lease right-of-use assets	77,399	8,965	—		86,364
Intangible assets, net	77,812	23,155	100,545	(d)	201,512
Goodwill	74,009	142,690	(10,031)	(e)	206,668
Other noncurrent assets	37,044	25,513	(484)	(f)	49,052
			(13,021)	(g)
Total assets	$1,572,064	$278,733	$(159,838)		$1,690,959

Liabilities and Equity
Accounts payable and accrued expenses	$413,354	$29,679	$5,719	(h)	$453,383
			4,631	(i)
Current debt	12,025	1,600	(1,600)	(j)	12,025
Acquisition-related contingent consideration	—	—	20,800	(k)	20,800
Other current liabilities	90,161	40,342	—		130,503
Total current liabilities	515,540	71,621	29,550		616,711
Long-term debt	591,389	153,399	(153,399)	(j)	591,389
Noncurrent operating lease liabilities	71,754	7,635	—		79,389
Other noncurrent liabilities	14,835	10,089	—		24,924
Total liabilities	1,193,518	242,744	(123,849)		1,312,413

Shareholders’ equity	371,611	35,989	(35,989)	(l)	371,611
Noncontrolling interest in subsidiary	6,935	—	—		6,935
Total equity	378,546	35,989	(35,989)		378,546
Total liabilities and equity	$1,572,064	$278,733	$(159,838)		$1,690,959
See accompanying notes to unaudited pro forma condensed combined financial statements.

SMART Global Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended August 26, 2022
(In thousands, except per share data)

	Historical SGH	Adjusted Historical Stratus Technologies	Transaction Accounting Adjustments	Note 7	Combined
Net sales	$1,819,352	$167,376	$—		$1,986,728
Cost of sales	1,366,132	72,576	2,599	(a)	1,456,480
			15,173	(b)
Gross profit	453,220	94,800	(17,772)		530,248

Operating expenses:
Research and development	77,356	19,042	—		96,398
Selling, general and administrative	220,031	58,567	51	(b)	291,199
			4,631	(c)
			7,919	(d)
Change in fair value of contingent consideration	41,324	—	—		41,324
Total operating expenses	338,711	77,609	12,601		428,921
Operating income (loss)	114,509	17,191	(30,373)		101,327

Non-operating (income) expense:
Interest expense, net	21,169	12,309	(12,319)	(e)	21,159
Other non-operating (income) expense	4,837	(1,012)	—		3,825
Total non-operating (income) expense	26,006	11,297	(12,319)		24,984
Income (loss) before tax	88,503	5,894	(18,054)		76,343

Income tax provision (benefit)	19,911	3,793	(2,258)	(f)	21,446
Net income (loss)	68,592	2,101	(15,796)		54,897
Net income attributable to noncontrolling interest	2,035	—	—		2,035
Net income (loss) attributable to SGH	$66,557	$2,101	$(15,796)		$52,862

Earnings per share:
Basic	$1.35				$1.07
Diluted	$1.22				$0.97

Shares used in per share calculations:
Basic	49,467				49,467
Diluted	54,443				54,443
See accompanying notes to unaudited pro forma condensed combined financial statements.

SMART Global Holdings, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Tabular amounts in thousands)
(Unaudited)

Note 1 – Description of the Transaction
Acquisition of Stratus Technologies
On August 29, 2022, SGH completed its previously announced acquisition of all of the outstanding shares of Storm Private Holdings I Ltd., a Cayman Islands exempted company (“Stratus Holding Company” and together with its subsidiaries, “Stratus Technologies”), pursuant to a Share Purchase Agreement, dated as of June 28, 2022.
At the closing of the transaction, SGH paid the seller a cash purchase price of $225 million, subject to certain adjustments. In addition, the seller has the right to receive, and SGH will be obligated to pay, contingent consideration (if any) of up to $50 million (the “Earnout”) based on the gross profit performance of Stratus Technologies during the first full 12 fiscal months following the closing. The Earnout, if any, will be payable in cash, ordinary shares of SGH or a mix of cash and SGH Shares, at SGH’s election. Cash paid by SGH was utilized, in part, to settle the outstanding debt of Stratus Technologies as of the closing of the transaction and was recognized as a component of consideration transferred. As a result, the assets acquired and liabilities assumed do not include an assumed liability for the outstanding debt of Stratus Technologies. See “Note 4 – Provisional Consideration and Valuation.”
Stratus Technologies is a global leader in simplified, protected, and autonomous computing platforms and services in the data center and at the Edge. For more than 40 years, Stratus Technologies has provided high-availability, fault-tolerant computing to Fortune 500 companies and small-to-medium sized businesses enabling them to securely and remotely run critical applications with minimal downtime.
Note 2 – Basis of Presentation
The pro forma financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and is derived from the audited and unaudited historical financial statements of SGH and Stratus Technologies.
The pro forma financial information has been prepared by SGH in accordance with Securities and Exchange Commission Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The pro forma financial information is not necessarily indicative of what SGH’s combined statements of operations or combined balance sheet would have been had the acquisition been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of SGH following the completion of the acquisition. The pro forma financial information reflects pro forma adjustments management believes are necessary to present fairly SGH’s pro forma results of operations and financial position following the closing of the acquisition as of and for the period indicated. The pro forma adjustments are based on currently available information and assumptions management believes are reasonable, under the circumstances and given the information available at this time, and reflective of adjustments necessary to report SGH’s financial condition and results of operations.
The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.
The determination of the fair value of the identifiable assets of Stratus Technologies and the allocation of the estimated consideration to these assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the acquisition, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles, may differ materially from the information presented. The initial allocation of the preliminary estimated consideration in this pro forma financial information is based upon the estimated value of the consideration as of August 29, 2022.
The pro forma financial information does not reflect the following items:
•the impact of any potential revenues, benefits or synergies that may be achievable in connection with the acquisition or related costs that may be required to achieve such revenues, benefits or synergies; and
•changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined.
Note 3 – Conforming Accounting Policies
As of February 27, 2022, Stratus Technologies had not yet adopted Financial Accounting Standards Board Accounting Standards Update ASU 2016-02 – Leases (“ASC 842”). Stratus Technologies adopted ASC 842 as of February 28, 2022, the first day of its fiscal year 2023, under the modified retrospective method and elected to not recast prior periods. As a result, the historical consolidated financial statements of Stratus Technologies included herein are presented including the effects of its adoption of ASC 842.
At the current time, SGH is not aware of any material differences in the accounting policies of Stratus Technologies that would have a material impact on the pro forma financial information.
Note 4 – Provisional Consideration and Valuation
Determination of the provisional consideration and fair values of assets acquired and liabilities assumed in the acquisition of Stratus Technologies requires significant assumptions, estimates, and judgments. Changes in assumptions, estimates and judgments could significantly impact the asset and liabilities. The valuations involving the most significant assumptions, estimates, and judgment included the following:
•Consideration: Estimated fair value for the Earnout.
•Inventories: Estimated future selling prices, timing of product sales, and cost of sales.
•Intangible assets: Methodologies, estimated fair values, and determination of useful lives.
•Taxes: Projections of future taxable income and tax rates.
The preliminary estimated purchase price is as follows:

Cash	$225,000
Additional payment for net working capital adjustment (1)	14,446
Estimated fair value of Earnout (2)	20,800
$260,246
(1)Represents $14.4 million paid at closing, subject to completion of review of the net working capital adjustment.
(2)Represents the estimated fair value of the Earnout, which provides for a minimum payment of $0 and a maximum payment of $50 million based on the gross profit performance of Stratus Technologies in the first twelve fiscal months following the closing. The Earnout was preliminarily valued using a Monte Carlo simulation analysis in a risk-neutral framework with assumptions for volatility, market price of risk adjustment, risk-free rate, and cost of debt. The Earnout will be revalued each quarter and any change in valuation will flow through SGH’s results of operations.
SGH estimated the provisional fair value of the assets and liabilities of Stratus Technologies as of the August 29, 2022 acquisition date. Due to the timing of the acquisition and the contractual provisions to review the net working capital of the acquired Stratus Technologies business, the estimated purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on preliminary valuation analyses. These preliminary values may change in future reporting periods as additional information becomes available, upon finalization of the net working capital adjustment and the allocation of consideration to the assets acquired and liabilities assumed.

The Company has performed a preliminary valuation analysis of the fair market value of Stratus Technologies’ assets acquired and liabilities assumed. Using total consideration for the acquisition, SGH has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date of August 29, 2022:

Cash and cash equivalents	$29,174
Accounts receivable	26,685
Inventories	10,890
Other current assets	6,310
Property and equipment	7,292
Operating lease right-of-use assets	8,281
Intangible assets	123,700
Goodwill	124,041
Other noncurrent assets	11,514
Accounts payable and accrued expenses	(32,496)
Other current liabilities	(38,476)
Noncurrent operating lease liabilities	(7,026)
Other noncurrent liabilities	(9,643)
Total net assets acquired	$260,246
The preliminary estimated fair values and useful lives of identifiable intangible assets are as follows:

	Amount	Estimated useful life (in years)
Technology	$82,000	5
Customer relationships	27,800	8
Trademarks/trade names	10,000	9
In-process research and development	3,900	N/A
	$123,700
•Technology intangible assets were valued using the multi-period excess earnings method based on the discounted cash flow and technology obsolescence rate. Discounted cash flow requires the use of significant unobservable inputs, including projected revenue, expenses, capital expenditures and other costs, and discount rates calculated based on the cost of equity adjusted for various risks, including the size of the acquiree, industry risk and other risk factors.
•Customer relationship intangible assets were valued using the multi-period excess earnings method, which is the present value of the projected cash flows that are expected to be generated by the existing intangible assets after reduction by an estimated fair rate of return on contributory assets required to generate the customer relationship revenues. Key assumptions included discounted cash flow, estimated life cycle and customer attrition rates.
•Trademarks/trade names intangible assets were valued using the relief from royalty method, which is the discounted cash flow savings accruing to the owner by virtue of the fact that the owner is not required to license the trademarks/trade names from a third party. Key assumptions included attributable revenue expected from the trademarks/trade names, royalty rates and assumed asset life.
•In-process research and development (“IPR&D”) relates to next generation fault tolerant architecture. IPR&D is indefinite-lived and will be reviewed for impairment at least annually. Amortization will commence upon completion of research and development efforts. IPR&D was valued based on discounted cash flow, which requires the use of significant unobservable inputs, including projected revenue, expenses, capital expenditures and other costs.

Note 5 – Adjustments to Reclassify Financial Statement Line Items to SGH’s Presentation
Reclassifications to the Stratus Technologies Unaudited Consolidated Balance Sheet
The table below reflects the presentation of the historical consolidated balance sheet of Stratus Technologies as of May 29, 2022 as adjusted to conform to SGH’s presentation of its consolidated balance sheet:

	Historical Stratus Technologies	Reclassification Adjustments	Adjusted Historical Stratus Technologies	Note
Assets
Cash and cash equivalents	$19,018	$—	$19,018
Accounts receivable, net	38,896	(522)	38,374	(a)
Inventories	9,975	—	9,975
Other current assets	3,854	522	4,376	(a)
Total current assets	71,743	—	71,743
Property and equipment, net	6,667	—	6,667
Operating lease right-of-use assets	8,965	—	8,965
Intangible assets, net	23,641	(486)	23,155	(b)
Goodwill	142,690	—	142,690
Deferred income taxes	21,566	(21,566)	—	(c)
Other noncurrent assets	3,461	22,052	25,513	(b)(c)
Total assets	$278,733	$—	$278,733

Liabilities and Equity
Accounts payable and accrued expenses	$—	$29,679	$29,679	(d)(e)
Accounts payable	10,246	(10,246)	—	(d)
Accrued expenses	20,175	(18,008)	—	(d)
		(2,167)		(e)
Current debt	1,600	—	1,600
Income taxes payable	1,425	(1,425)	—	(f)
Deferred revenue	38,175	(38,175)	—	(g)
Other current liabilities	—	38,175	40,342	(g)
		2,167
Total current liabilities	71,621	—	71,621
Long-term debt	153,399	—	153,399
Noncurrent operating lease liabilities	7,635	—	7,635
Deferred income taxes	171	(171)	—	(h)
Long-term deferred revenue	5,469	(5,469)	—	(h)
Long-term income taxes payable	923	(923)	—	(h)
Other noncurrent liabilities	3,526	6,563	10,089	(h)
Total liabilities	242,744	—	242,744

Total equity	35,989	—	35,989
Total liabilities and equity	$278,733	$—	$278,733
(a)To reclassify $0.5 million of VAT-related receivables into other current assets.
(b)To reclassify $0.5 million of contract assets from intangible assets into other noncurrent assets.
(c)To reclassify $21.6 million of noncurrent deferred income tax assets into other noncurrent assets.
(d)To combine accounts payable and accrued expenses.

(e)To reclassify $2.2 million of current operating lease liabilities from accounts payable and accrued expenses to other current liabilities.
(f)To reclassify $1.4 million of income taxes payable into accounts payable and accrued expenses.
(g)To reclassify $38.2 million of current deferred revenue into other current liabilities.
(h)To reclassify $0.2 million of noncurrent deferred income tax liabilities, $5.5 million of noncurrent deferred revenue and $0.9 million of noncurrent income taxes payable into other noncurrent liabilities.
Note 6 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
(a)Adjustment to reflect $239.4 million of cash paid at closing by SGH, consisting of (i) $225.0 million cash purchase price and (ii) $14.4 million estimate of the net working capital adjustment.
(b)Adjustment to reflect $2.8 million of cash placed in escrow in connection with the acquisition. The amount in escrow will be released upon completion of the review of the net working capital adjustment.
(c)Adjustment of $2.6 million to inventories for the difference between the provisional fair value and the historical carrying amount.
(d)Adjustment of $100.5 million to intangible assets to (i) eliminate Stratus Technologies’ historical intangible assets of $23.2 million and (ii) record the provisional fair value of $123.7 million for technology, customer relationships, trademarks and trade names and in-process research and development.
(e)Adjustment of $10.0 million to goodwill to (i) eliminate Stratus Technologies’ historical goodwill of $142.7 million and (ii) record the provisional estimate of goodwill resulting from the acquisition.
(f)Adjustment of $0.5 million to write off the deferred financing costs associated with Stratus Technologies’ revolving credit agreement.
(g)Adjustment of $13.0 million to reflect a reduction of net deferred tax assets for temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes.
(h)Adjustment of $5.7 million for bonuses payable upon a change of control of Stratus Technologies.
(i)Adjustment of $4.6 million for transaction costs incurred by SGH subsequent to August 26, 2022.
(j)Adjustment to eliminate $1.6 million of current debt and $153.4 million of long-term debt associated with Stratus Technologies’ Term Loan and Credit Facility. Stratus Technologies’ outstanding debt was settled in connection with the closing of the transaction.
(k)Adjustment of $20.8 million to reflect the estimated fair value of the Earnout.
(l)Adjustment of $36.0 million to eliminate Stratus Technologies’ equity balance.
Note 7 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operation
(a)Adjustment of $2.6 million to reflect the additional cost of sales for the fair value adjustment related to inventory acquired, including finished goods and work in progress. As Stratus Technologies’ historical inventory turnover rate is short-term in nature, it is expected that a significant portion of the increase in inventory value would be realized within 12 months after the close of the acquisition.

(b)Adjustment to reflect the estimated incremental amortization expense related to fair value adjustments for the identified acquired intangible assets. As a result of the preliminary estimated fair value of identified intangible assets and preliminary assessment of estimated useful lives, the incremental amortization expense for the year ended August 26, 2022 was as follows:

Cost of sales	$15,173
Selling, general and administrative	51
$15,224
(c)Adjustment of $4.6 million for transaction costs incurred by SGH subsequent to August 26, 2022. An additional $4.6 million of transaction costs are included in the historical income statement of operations of SGH for the year ended August 26, 2022.
(d)Adjustment of $7.9 million consisting of (i) $5.7 million for bonuses payable upon a change of control of Stratus Technologies and (ii) $2.2 million for share-based compensation.
(e)Adjustment of $12.3 million to reflect the elimination of interest expense related to the outstanding debt of Stratus Technologies, which was settled in connection with the closing of the transaction.
(f)Adjustment of $2.3 million to reflect the income tax effect at statutory rates of the pro forma adjustments.